MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

T.A.S. HOLDINGS, LLC

AND

ORION CONCRETE CONSTRUCTION, LLC

AUGUST 5, 2015

Schedules

1.2(b)	Seller’s Bank Account
1.2(c)	Repaid Debt from Proceeds
1.5(a)	Estimated Working Capital
2.2(b)	Consents, Approvals and Authorizations
2.3(a)	Controlled Subsidiary Equity Interests
2.3(b)	Equity Interests in Others
2.3(c)	Options, Subscriptions, Warrants
2.4	Financial Statements
2.4(b)	Exceptions to GAAP
2.5	Receivables – Exceptions
2.6	Sufficiency of and Title to Assets – Exceptions
2.7	Conduct of Business in the Ordinary Course – Exceptions
2.8	Real Property
2.10	Environmental Matters
2.11(a)	Material Contracts
2.11(b)	Material Contracts - Defaults
2.12(a)	Labor Claims & Complaints
2.12(c)	Employee List
2.12(e)	Employee Benefit Plans
2.13(a)	Insurance Policies
2.13(b)	Unpaid Insurance Claims
2.14	Intellectual Property
2.16	Litigation
2.17	Taxes
2.18	Permits
2.20	Bank Accounts
2.21	Guaranties
2.22	Equipment & Machinery
2.23	Customers and Supplies
2.24	Liabilities
2.25	Affiliated Transactions
2.26	Warranty Obligations
4.3	Indemnification

Exhibit “A”-	Purchase Price Allocation
Exhibits “B-1 to B- 6” -	Employment Agreements
Exhibits “C-1 to C-10”-	Resignations
Exhibits “D-1 & D-2”-	Real Estate Lease Amendments
Exhibit “E”-	Working Capital
Exhibit “F”-	Escrow Agreement

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (“Agreement”), is made as of August 5, 2015, by and among T.A.S. Holdings, LLC, a Delaware limited liability company(“Seller”), and Orion Concrete Construction, LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in Article VII hereof.

WITNESSETH:

WHEREAS, the Seller owns of record and beneficially

(i)	all of the issued and outstanding membership interest of T.A.S. Commercial Concrete Construction, LLC, a Delaware limited liability company (“CCC”);

(ii)	all of the issued and outstanding membership interest of and T.A.S. Commercial Concrete Solutions, LLC, a Texas limited liability company (“CCS”);

(iii)
directly and indirectly all of the issued and outstanding membership interests of T.A.S. Proco, LLC, a Texas limited liability company (“Proco” and collectively with CCC and CCS, the “Controlled Subsidiaries”); and

(iv)
forty-nine percent (49%) of the issued outstanding membership interests (such interests being non-voting) of GLM Concrete Solutions, LLC, a Texas limited liability company (“GLM” and collectively with the Controlled Subsidiaries, the “TAS Subsidiaries”), (such membership interests in (i), (ii), (iii), and (iv) collectively, the “Interests”.

WHEREAS , the Seller desires to sell, assign, transfer and deliver to Purchaser and Purchaser desires to purchase, all, but not less than all, of the Interests.

NOW THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

ARTICLE I.
SALE AND PURCHASE

1.1Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, assign and transfer to Purchaser, and Purchaser will purchase and acquire from the Seller, the Interests, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

1.2.Purchase Price. Amount. The aggregate consideration to be paid by the Purchaser to the Seller for the Interests will be One Hundred Eleven Million Nine Hundred Seventy-Six Thousand Seven Hundred and Eighty Dollars ($111,976,780) (the “Base Purchase Price”) and as adjusted pursuant to Section 1.5, the “Purchase Price”).

(b)Method of Payment at Closing. All payments under this Section 1.2 shall be made by wire transfer of immediately available funds. The Base Purchase Price shall be paid by Purchaser making the following payments at Closing:

(i)First, to each creditor or lender identified on Schedule 1.2(c), Purchaser shall pay the amount necessary to pay all Repaid Debt (defined below) in accordance with the Payoff Letter (defined below) (the “Debt Payoff”);

(ii)Second, to the Indemnity Escrow Agent, Purchaser shall pay an amount equal to the Indemnity Escrow Funds; and

(iii)Finally, to the account identified on Schedule 1.2(b), Purchaser shall pay the balance of the Base Purchase Price remaining after the Debt Payoff, less the Indemnity Escrow Funds.

(c)Payoff Letters for Repaid Debt. Schedule 1.2(c) includes a true and accurate copy of payoff letters (the “Payoff Letters”) from each of the creditors to whom any of the Debt of a Controlled Subsidiary identified on Schedule 1.2(c) (the “Repaid Debt”) is owed, setting forth (i) the balance of the remaining principal amount, (ii) the accrued interest expense through the Closing Date and (iii) the amount of any prepayment penalties and other sums required to effect the Debt Payoff.

(d)Indemnity Escrow. The Seller agrees that the sum of Eleven Million, Five Hundred Thousand Dollars ($11,500,000) to (the “Indemnity Escrow Funds”) otherwise payable to the Seller as part of the Purchase Price at Closing shall be delivered by the Purchaser to the Escrow Agent pursuant to the Indemnity Escrow Agreement to be held, invested, safeguarded, and released by the Escrow Agent in an interest bearing account (the “Indemnity Escrow Account”) pursuant to the terms of this Agreement and the Indemnity Escrow Agreement. The Indemnity Escrow Funds shall be available for payment of any claims made by a Purchaser Indemnified Party pursuant to Article VI below and in accordance with the terms of the Indemnity Escrow Agreement. The Purchaser Indemnified Parties shall first seek reimbursement for any Losses for which they are entitled to receive indemnification under this Agreement out of the funds deposited in the Indemnity Escrow Account, pursuant to the terms of the Indemnity Escrow Agreement, until such funds are exhausted or released from the Indemnity Escrow Account.

(e)Purchase Price Allocation. The Parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached as Exhibit “A”. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocations.

1.3.Closing The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m. Central Standard Time at the offices of the Purchaser, 12000 Aerospace Ave, Suite 300, Houston, Texas 77034, on the date on which this Agreement is executed and delivered by the Parties (the “Closing Date”).

1.4.Closing Deliveries. At the Closing:

(a)Deliveries by the Seller. Seller shall deliver to the Purchaser the following:

(i)an assignment of membership interest by which the Seller transfer their respective Interests to the Purchaser;

(ii)a cross receipt acknowledging receipt of that portion of the Purchase Price that is to be paid to Seller at the Closing pursuant to Section 1.2(b);

(iii)the consents, permits, and approvals listed on Schedule 2.2(b);

(iv)the counterparts of the Indemnity Escrow Agreement dated the Closing Date duly executed by the Seller;

(v)the counterparts of Employment Agreements dated the Closing Date between the Purchaser and each of Mark T. Scully, Robert M. Bacon, Timothy Manherz, Ryan Skelly, Steve Smitherman, and Eddie Sanders, in the forms set forth at Exhibits “B-1 to B-6”, duly executed by each such individual (collectively the “Employment Agreements”);

(vi)written resignations of certain officers and directors of the Controlled Subsidiaries set forth in Exhibits “C-1 to C-10”, all effective as of the Closing Date;

(vii)a certificate of existence and a certificate of good standing, each issued by the secretary of state or other applicable state agency with respect to each Controlled

Subsidiary, in each case dated no earlier than ten days prior to the Closing Date; the original minute books and other organizational documents, as applicable, of the Controlled Subsidiaries;

(viii) any other Transaction Documents which, in accordance with the express terms of this Agreement, contemplate delivery by the Seller on the Closing Date;

(ix)fully executed amendments to those certain lease agreements related to the office building property located at 19319 Oil Center Blvd., Houston, Texas and the yard facility located at 4800 Cash Road, Dallas, Texas, in the forms set forth at Exhibits “D-1 & D-2”.

(b)Deliveries by the Purchaser to the Seller. The Purchaser shall deliver to the Seller the following:

(i)a cross receipt acknowledging receipt of the membership interest assignment described in Section 1.4(a) (ii);

(ii)cash payment of that portion of the Purchase Price that is to be paid to the Seller pursuant to Section 1.2(b);

(iii)a counterpart of the Indemnity Escrow Agreement dated the Closing Date duly executed and delivered by the Purchaser;

(iv)the Employment Agreements duly executed by the Purchaser;

(v)a certificate of good standing, issued by the Delaware Secretary of State, with respect to the Purchaser, dated no earlier than ten days prior to the Closing Date; and

(vi)any other Transaction Documents which, in accordance with the express terms of this Agreement, contemplate delivery by the Purchaser on the Closing Date.

(c)Additional Deliveries.

(i)the Purchaser will pay the Repaid Debt to the creditors and lenders identified on Schedule 1.2(c) in accordance with Section 1.2(b) (i);

(ii)the Purchaser will deliver the Indemnity Escrow Funds to the Indemnity Escrow Agent in accordance with Section 1.2(b) (ii); and

(iii)the Seller and Purchaser will deliver to the Indemnity Escrow Agent their respective counterparts to the Indemnity Escrow Agreement.

1.5.Delivery of Estimated Closing Statement and Proposed Closing Statement.

(a)The Base Purchase Price is subject to adjustment as set forth in this Section 1.5 based on the Working Capital on the Closing Date (“Closing Date Working Capital”), as finally determined pursuant to this Section 1.5. Schedule 1.5(a) is a statement setting forth Seller’s good faith estimate of the Closing Date Working Capital (the “Estimated Working Capital”), which has been prepared consistently with the calculations in Exhibit “E“. If the Closing Date Working Capital is less than the Estimated Working Capital, then the Purchase Price shall be an amount equal to the Base Purchase Price minus the amount by which the Estimated Working Capital exceeds the Closing Date Working Capital. If the Closing Date Working Capital exceeds the Estimated Working Capital Amount, then the Purchase Price shall be an amount equal to the Base Purchase Price plus the amount by which the Closing Date Working Capital exceeds the Estimated Working Capital. The determination of, and payment for, the Closing Date Working Capital shall be made pursuant to the principles set forth in subsections (b) through (f) of this Section 1.5 and the relevant definitions appearing in ARTICLE VII and elsewhere in this Agreement.

(b)As promptly as practicable, but no later than 75 days after the Closing Date, Purchaser shall deliver to Seller a statement setting forth its good faith determination of the Closing Date Working Capital (the “Proposed Final Working Capital Statement”), together with reasonable supporting documentation. The Proposed Final Working Capital Statement shall be prepared in accordance with the procedures set forth in Exhibit “E“. Purchaser shall reasonably consult with Seller in the preparation of the Proposed Final Working Capital Statement.

(c)If Seller has any questions about the Proposed Final Working Capital Statement, Purchaser shall provide such work papers and similar materials used or prepared in connection with the Proposed Final Working Capital Statement as Seller may reasonably request. Seller shall have 30 days (the “Objection Period”) after the later of (i) receipt of the Proposed Final Working Capital Statement or (ii) receipt of any requested materials to raise any objection thereto. In order for an objection to be properly raised, Seller must provide Purchaser with a written objection prior to the expiration of the Objection Period specifying in reasonable detail the item or items in the Proposed Final Working Capital Statement that the Seller disputes (the “Objection Notice”).

(d)During the 30-day period immediately following the date the Seller delivers an Objection Notice (the “Discussion Period”), Purchaser and Seller shall seek in good faith to resolve any differences that they may have with respect to any items specified in the Objection Notice. During the Discussion Period, Purchaser and Seller shall each have access to the other party’s work papers and similar materials used or prepared in connection with the Proposed Final Working Capital Statement or the Objection Notice, as the case may be. If the Purchaser and Seller reach agreement on any or all of the disputed items, such agreement shall be reduced to a written agreement executed by Purchaser and Seller, and such written agreement shall be conclusive, final and binding on the parties hereto as to such resolved items and shall not be subject to legal challenge or judicial review for any reason (except for any claim by a party based on fraud).

(e)If, by the end of the Discussion Period, Purchaser and Seller have not resolved by written agreement all differences that they may have with respect to items specified in the Objection Notice, either Purchaser or Seller may submit any items remaining in dispute for arbitration to such independent nationally recognized accounting or consulting firm with an office in Texas mutually agreed upon by the parties (the “Accounting Firm”), provided that the party giving notice to the Accounting Firm shall provide a copy of such notice at the same time to the other party (the date such notice is provided to the Accounting Firm being referred to herein as the “Arbitration Commencement Date”). No later than 30 days after the engagement of such Accounting Firm, each of Purchaser and Seller shall furnish the Accounting Firm with its version of the working capital statement, together with reasonably detailed supporting information and calculations. Each party shall be entitled to submit to the Accounting Firm a brief in support of, or further explaining, its position, with respect to the disputed items, which brief shall be submitted to the Accounting Firm, and copied to the other party, not later than 15 days following the Arbitration Commencement Date. Each party agrees to cooperate with the Accounting Firm and provide such additional information regarding the disputed items as the Accounting Firm may reasonably request. The Accounting Firm shall act as an arbitrator to determine, based solely on the standards set forth in this Agreement and on written presentations by Purchaser and Seller, and not by independent review, only those amounts still in dispute. With respect to each disputed item, the Accounting Firm’s determination, if not in accordance with the position of either the Purchaser or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser or by Seller with respect to each such disputed item. The Accounting Firm shall, within 60 days of the Arbitration Commencement Date, complete its review of all information provided to it by the parties and render a determination of the items set forth in the Objection Notice. The determination of the Accounting Firm shall be conclusive, final and binding on the parties hereto and shall not be subject to legal challenge or judicial review for any reason (except for any claims made by a party grounded in fraud) if such determination is: (i) in writing and signed by the Accounting Firm and (ii) timely furnished to Purchaser and Seller. The fees and expenses of the Accounting Firm shall be shared between Purchaser and Seller in inverse proportion to the Accounting Firm’s determination of the disputed items.

(f)The Proposed Final Working Capital Statement shall become the “Final Closing Statement” on the earliest to occur of (i) the expiration of the Objection Period if an Objection Notice has not been delivered properly and timely by Seller, (ii) the date the agreement contemplated by Section 1.5(d) is executed, if such agreement resolves all disputed items (with such Proposed Final Working Capital Statement to be adjusted to reflect items resolved pursuant to such written agreement) or (iii) the date the Accounting Firm delivers its written determination pursuant to Section 1 .5(e) (with such Proposed Final Working Capital Statement to reflect: (A) if a partial agreement was executed pursuant to Section 1.5(e) , the agreement of the parties with regard to the items agreed and the Accounting Firm’s determination with respect to all other disputed items or (B) in the absence of any agreement executed pursuant to Section 1 .5(d), the Accounting Firm’s resolutions of all disputed items) . The date on which the Proposed Final Working Capital Statement becomes the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.” If the Closing Date Working Capital set forth on the Final Closing Statement is greater than the Closing Date Estimated Working Capital, Purchaser shall pay to Seller the amount of such excess. If the Closing Date Working Capital set forth on the Final Closing Statement is less than the Closing Date Estimated Working Capital, then Purchaser shall be entitled to receive the amount of such difference from Seller. All payments required to be made pursuant to this Section 1.5(f) shall be made by wire transfer of immediately available funds to an account specified by the party entitled to payment no later than the fifth day following the Final Determination Date; if Seller fails to make any payment due under this Section 1 .5(f) within such the aforementioned time period, Purchaser shall be entitled to receive such funds from the Indemnity Escrow Funds.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding section of the Disclosure Schedules delivered to the Purchaser concurrently with the execution of this Agreement, the Seller represents and warrants to the Purchaser as follows:

2.1Organization, Qualification and Authorization.

(a)Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the Transactions.

(b)Each Controlled Subsidiary is duly organized, validly existing and in good standing under the Laws of the state of its formation and has the power and authority to own, lease and operate its assets and to carry on its business as it has been and is currently conducted.

(c)There is no pending or threatened Action for the dissolution, liquidation, insolvency, bankruptcy or rehabilitation of any Controlled Subsidiary.

(d)Except for the state of its formation, no Controlled Subsidiary is qualified or licensed to do business in any state other than the State of Texas, which is the only jurisdiction in which the properties leased or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(e)This Agreement has been duly executed and delivered by or on behalf of the Seller and constitutes, and each other Transaction Document executed by the Seller in connection with the Transactions constitutes, a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject only to equitable remedies and bankruptcy exceptions. True and correct copies of the certificate of formation, articles of organization, company agreement and operating agreements, as applicable, of the TAS Subsidiaries, including all amendments thereto (the “Governing Documents”), and all minutes, consents, resolutions and other records of actions taken by the members, managers, and partners of the Controlled Subsidiaries have been made available to the Purchaser.

2.2No Conflicts. Subject to obtaining the consents referred to in Schedule 2.2, neither the execution nor delivery by the Seller of this Agreement or any other agreement or instrument to be executed by the Seller in connection with this Agreement, nor the completion of the Transactions:

(i)violates any provision of the Governing Documents of the Seller or the Controlled Subsidiaries:

(ii)violates, or constitutes a default under, or permits the termination or acceleration of the maturity of, any indebtedness of Seller or any Controlled Subsidiary;

(iii)violates, constitutes a default under, permits the termination or acceleration of, or causes the loss of any material rights under any Material Contract;

(iv)results in the creation or imposition of any Lien upon any of the Interests or any of the assets or properties of the Controlled Subsidiaries; or

(v)violates any statute or Law, or any Order of any court or Governmental Entity to which any of the Controlled Subsidiaries or its respective properties is subject.

2.3Equity Interests

(a)Capitalization . Schedule 2.3(a) sets forth all of the issued and outstanding equity interests of each Controlled Subsidiary and all record and beneficial owners of such interests. The Interests constitute all of the membership interests and other equity interests of the Controlled Subsidiaries.

(b)Subsidiaries. Except as otherwise set forth in Schedule 2.3(b), none of the Controlled Subsidiaries has any subsidiaries nor does any of the Controlled Subsidiaries own any equity interest in any Person.

(c)Equity. Except as set forth on Schedule 2.3(c), there are no outstanding options, subscriptions, warrants, or calls obligating any Controlled Subsidiary, or to the Knowledge of Seller, GLM, to issue or sell any securities convertible into or exercisable for any membership interest or other equity interest, or otherwise requiring Seller or any Controlled Subsidiary to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of membership interests or other equity interests of the Controlled Subsidiaries or any rights to participate in the equity or net income of the Controlled Subsidiaries. All of the Interests or other equity interests in the Controlled Subsidiaries were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities Laws, and any preemptive rights and other statutory or contractual rights of the Seller, as applicable.

(d)Absence of Other Commitments. There are no other commitments of any kind or type for the issuance or transfer of any securities, membership interests or other equity interests of the Controlled Subsidiaries.

(e)Absence of Preemptive Rights. No person other than Seller has any preemptive or similar rights to subscribe for or to purchase any securities, membership interests or other equity or partnership interests of any Controlled Subsidiary.

(f)Title to Interests. Seller owns beneficially and of record all of the Interests. The Seller has, and at the Closing will transfer to the Purchaser, good and valid title to the Interests, which constitute the entire membership interest, of, or other equity interest in, the Controlled Subsidiaries, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

2.4.Financial Statements.

(a)Schedule 2.4 includes the following financial statements: (i) the audited consolidated balance sheet of Seller and the Controlled Subsidiaries (the “Companies”) at December 31, 2014, and the related audited statements of income, retained earnings, and cash flows for the year then ended, together with the related notes and supplementary information and the independent auditor’s report of December 31, 2014 dated March 31, 2015 thereon (the “Annual Financial Statements”); and the (ii) unaudited balance sheets of the Companies at March 31, 2015 and June 30, 2015 (the “Latest Balance Sheets”), and the related unaudited statements of income, retained earnings and cash flows for the six months then ended, together with the related notes and supplementary information and the review report of June 30, 2015, (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)Except as described in Schedule 2.4(b), the Financial Statements were prepared in accordance with the books of account and other financial records of the Companies, (ii) present fairly in all material respects the financial condition, and results of operations and assets, liabilities and members’ equity of the Companies on the dates thereof and for the periods covered thereby, and (iii) were prepared in accordance with GAAP in all material respects applied in a consistent manner throughout the periods involved, except for accounting changes described in the Financial Statements or with which the Companies’ independent accountants have concurred, clauses (ii) and

(bi)	above being subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes.

2.5Receivables. Except as set forth on Schedule 2.5, all accounts receivable on the Latest Balance Sheet are accounts receivable of the Companies as of the date thereof arising from sales made in the ordinary course of the Business. Except as set forth on Schedule 2.5 or as reflected in the Latest Balance Sheet, to the Knowledge of Seller, there is no contest, claim or right of set-off under any contract with any obligor of any account receivable relating to the amount or validity of such account receivable.

2.6Sufficiency of and Title to Assets. Except as set forth on Schedule 2.6, the Assets constitute all assets and properties used or usable in the conduct of the Business as now conducted. Except as set forth on Schedule 2.6, the Controlled Subsidiaries have good and valid title to or a valid leasehold interest in all of the Assets that are reflected as owned in the books and records of the Controlled Subsidiaries, including all of the Assets reflected in the Financial Statements (except for Assets sold or disposed of since the date thereof in the ordinary course of the Business and consistent with past practice), and all of the Assets purchased or otherwise acquired by any Controlled Subsidiary since such date (except for personal property acquired and thereafter sold in the ordinary course of the Business and consistent with past practice). Except as set forth on Schedule 2.6, all Assets reflected in the Financial Statements that have not been sold or disposed of in the ordinary course of the Business are owned free and clear of all Liens other than Permitted Liens.

2.7.Conduct of Business in the Ordinary Course. Except as set forth on Schedule 2.7, since June 30, 2015 the Controlled Subsidiaries have conducted the Business only in the ordinary course of business consistent with prior practices and, without limiting the generality of the foregoing, during such period there has not been any:

(a)event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect;

(b)damage to or destruction or loss of the Assets, whether or not covered by insurance, which has materially and adversely affected the Assets as a whole or the Business or in the aggregate is greater than $40,000;

(c)amendment or modification to the Governing Documents of any Controlled Subsidiaries or any of the Material Contracts;

(d)the declaration or payment of any dividends or other distributions by the Company to the Sellers or any other Persons;

(e)payment to or from, or entry into any transaction with, any Affiliate of the Controlled Subsidiaries other than payments pursuant to a Related Party Relationship or expense reimbursement in the ordinary course of business;

(f)any addition to or modification of any Employee Benefit Plan, arrangement or practice;

(g)single capital expenditure or commitment in excess of $150,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $500,000 (on a consolidated basis) for additions to property or equipment, other than replacements of Assets to the extent covered by insurance, except for any capital expenditures or commitments that are devoted to ongoing projects of the Controlled Subsidiaries in the ordinary course of business.

(h)dispositions of any material Assets outside the ordinary course of the Business and consistent with past practice;

(i)failure to repay or discharge any obligation of the Controlled Subsidiaries;

(j)the incurrence of indebtedness for borrowed money or any commitment to borrow money by the Controlled Subsidiaries, or any loans, investments or capital contributions made or agreed to be made by a Controlled Subsidiary, or any guarantee, assumption, endorsement of or other assumption of an obligation by the Controlled Subsidiaries with respect to any obligation of any other Person;

(k)cancellation of any indebtedness or waiver of any rights having a value in the aggregate of $10,000 or greater, whether or not in the ordinary course of business; or

(l)agreement, whether oral or written, by any Controlled Subsidiary to do any of the foregoing.

2.8Real Property.

(a)No Controlled Subsidiary owns any interest in real estate. Schedule 2.8 lists the Leased Real Property. There is not to the Knowledge of Seller any pending or threatened any condemnation or eminent domain proceedings that would adversely affect any Leased Real Property.

(b)Except as set forth on Schedule 2.8, with respect to each of the Real Property Leases (i) each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms; (ii) there is no default under any Real Property Lease by a Controlled Subsidiary or, to the Knowledge of Seller, by any other party thereto; (iii) no Controlled Subsidiary has received or delivered a written notice of default or objection to any party to any Real Property Lease to pay and perform its obligations, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and (iv) the Controlled Subsidiary that is the lessee under a Real Property Lease holds a good and valid leasehold interest in such Leased Real Property.

(c)To the Knowledge of Seller all buildings, improvements, and fixtures situated on real property subject to the Real Property Leases conform in all material respects to all applicable Laws.

(d)The buildings, improvements, and fixtures situated on the Leased Real Property are in the aggregate in a reasonable state of condition and repair so as to be reasonably adequate for the operation of the Business, excluding ordinary wear and tear and minor maintenance and repair problems which would normally be associated with such assets when used in connection with the operation of the Business.

2.9Brokers. All negotiations relating to this Agreement and the Transactions have been carried out without the intervention of any person acting on behalf of in a manner that would give rise to any valid claim against Seller or any TAS Subsidiary for any brokerage or finder’s commission, fee or similar compensation, except for Stephens, Inc. Any such commission, fee or similar compensation, including expenses, of Stephens, Inc., shall be the sole responsibility of Seller, and in no event shall Purchaser or any Controlled Subsidiary have any responsibility therefor.

2.10Environmental Matters. Except as set forth on Schedule 2.10, (a) the Controlled Subsidiaries, the Business, the Assets are in compliance with all applicable Environmental Laws and Environmental Permits related to the ownership, use, maintenance or operation of the Assets or otherwise to the conduct of the Business except for such non-compliance as would not have a Material Adverse Effect; (b) to the Knowledge of Seller none of the Controlled Subsidiaries is subject to any Environmental Liabilities; (c) none of the Controlled Subsidiaries has ever directly or indirectly generated, placed, deposited, treated, managed, Released or disposed of any Hazardous Substance or any container, equipment, machinery, device or other apparatus containing any Hazardous Substance at, upon or under any real property in respect of any Real Estate Leases which would have a Material Adverse Effect; and (d) to the Knowledge of Seller, all Environmental Permits necessary for the Controlled Subsidiaries to conduct the Business are in full force and effect.

2.11Material Contracts.

(a)Schedule 2.11(a) contains a true and complete list of each of the following contracts and agreements to which a Controlled Subsidiary is a party or bound (including any schedules, change orders, supplements attachments, exhibits, annexes or amendments to such contracts and agreements being “Material Contracts”):

(i)indentures, mortgages, security agreements, notes, loan or credit agreements relating to the borrowing of money by a Controlled Subsidiary or to the direct or indirect guarantee or assumption by a Controlled Subsidiary of any such obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

(ii)agreements relating to the acquisition or disposition of the Assets, other than those entered into in the ordinary course of the Business consistent with past practice;

(iii)any contract obligating a Controlled Subsidiary to deliver materials, goods, products, supplies, services or equipment that has annual payments (or under which such payments are reasonably expected) in excess of $100,000 per year, excluding any such contracts which are terminable by a Controlled Subsidiary without penalty on not more than 60 days’ notice;

(iv)any contract not entered into in the ordinary course of business with respect to which the aggregate amount to be received or paid by a Controlled Subsidiary thereunder is reasonably expected to exceed $5,000;

(v)any employment, severance, consulting, separation or other contract or agreement for the payment of compensation or benefits to or on behalf of any Employee, agent, consultant or representative;

(vi)any collective bargaining agreement or other contract with a labor union, labor organization, workers council or similar body regarding the Employees;

(vii)partnership, joint venture, and profit sharing agreements;

(viii)agreements with any Governmental Entity;

(ix)all contracts and agreements that limit or purport to limit the ability of a Controlled Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)all contracts with Seller or any other Affiliate of any Controlled Subsidiary;

(xi)any contract with any current or former officer, director or Employee (other than for employment terminable at will with no payment other than salary or wages accrued at normal rates or as required by law) or any Affiliate of such individual that are material to the conduct of the Business; and

(xii)each other agreement or commitment not made in the ordinary course of business which is material to the Business.

(b)Except as set forth on Schedule 2.11(b), each Material Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of the Controlled Subsidiary that is a party thereto, and, to the Knowledge of Seller, each other party thereto, in accordance with the respective terms thereof. Under each Material Contract there exists no material breach or default (or event that with notice or the lapse of time, or both, would constitute a material breach or default) on the part of the Controlled Subsidiary, or, to the Knowledge of Seller, on the part of any other party thereto. The Controlled Subsidiaries have not received any written notice of the intention of any party to terminate any Material Contract. All agreements pertaining to the Leased Real Property (each a “Real Property Lease,” collectively, the “Real Property Leases”), required to be disclosed on Schedule 2.8, which have been made available to Purchaser prior to the date hereof, shall be “Material Contracts” for purposes of this Agreement.

(c)Seller has made available to the Purchaser true and complete copies of all Material Contracts.

2.12Labor and Employment Matters and Benefits, etc.

(a)Compliance with Labor and Employment Laws and Agreements. Each of the Controlled Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment of labor and employment practices, including without limitation those related to wages, hours, collective bargaining, the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, equal employment opportunity, non-discrimination, non-harassment, terms and conditions of employment, employment benefits, hours of work and overtime, labor relations, worker classification as exempt or nonexempt or as employee rather than independent contractor, occupational safety and health, employment-related immigration and authorization to work in the U.S., notice of plant closings or mass layoffs, employee waivers of liability, and privacy of protected health information. Except as set forth in Schedule 2.12(a), to the Knowledge of Seller, no present or former Employee, applicant, person claiming to be an Employee, any classes of the foregoing, or officer or director of any Controlled Subsidiary, has threatened any claim against the Controlled Subsidiaries for (i) any violation of any Law, statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other similar matter, including without limitation hours of work, collective bargaining, the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, equal employment opportunity, non- discrimination, non-harassment, terms and conditions of employment, employment benefits, hours of work and overtime, labor relations, worker classification as exempt or nonexempt or as employee rather than independent contractor, occupational safety and health, employment-related immigration and authorization to work in the U.S., notice of plant closings or mass layoffs, employee waivers of liability, and privacy of protected health information; (ii) unpaid wages, salaries, holiday and sick pay and other forms of compensation and benefits payable other than under Company Plans and except for the then-current period; or (iii) injuries which are not fully covered by such company’s workers’ compensation or other insurance policies. The Controlled Subsidiaries are not party to, bound by, or negotiating any collective bargaining agreement or other labor union contract applicable to any Employee, and currently there are no organizational campaigns, petitions, or other unionization activities being made or threatened, and there have been no such activities within the previous three years, with respect to any Employee or which could affect the Controlled Subsidiaries. The Controlled Subsidiaries are not experiencing any strikes, general work stoppages, pickets, lockouts, walkouts, material arbitrations, material grievances, unfair labor practice charges, or other material labor disputes involving any Employee, and no such Action has been threatened against the Controlled Subsidiaries. Except as set forth on Schedule 2.12(a), there is not pending before the National Labor

Relations Board or any other Governmental Entity any complaints of unfair labor practices against any Controlled Subsidiary, or any union representation questions or certification petitions involving any Employee. The Controlled Subsidiaries are not subject to any Order from any Governmental Entity in connection with any current, former, or prospective Employee or person claiming to be an Employee, or any classes of the foregoing. The Controlled Subsidiaries have within the previous three years withheld and paid to the appropriate Governmental Entities, or is holding for payment not yet due to the appropriate authorities, all amounts required to be withheld from the Employees and the Controlled Subsidiaries are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Controlled Subsidiaries have timely paid, or accurately and properly accrued for in its books and records, all wages, salaries, commissions, bonuses, severance pay, vacation pay, and other paid time off, benefits, and any other compensation or remuneration owed to Employees for or on account of employment. The Controlled Subsidiaries have not had (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (as amended “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a Controlled Subsidiary or (b) a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of a Controlled Subsidiary except in compliance with the WARN Act.

(b)Severance Liabilities. No former Employee terminated prior to the date hereof is entitled to any severance, stay-on or retention, change of control or similar payments under any plan, agreement or arrangement with such company, except for any Material Contract.

(c)Employee List. Schedule 2 .12(c) lists all Employees as of the date of this Agreement by name, position or job title, place of employment, regular compensation (including bonus), date of hire or seniority date (if different), classification (i.e., as exempt or nonexempt), and status (i.e., whether active or on leave of absence and, if on a leave of absence, the type of absence).

(d)Personnel Manuals and Records. Seller has provided the Purchaser with complete and accurate copies of (i) all current employee handbooks describing employment or personnel policies, practices, and procedures of the Controlled Subsidiaries; (ii) any severance, stay-on or incentive, or change-in-control arrangements; and (iii) any affirmative action plan and any audit of such plan, EEO-1s for the previous three years.

(e)Employee Benefit Plans; ERISA.

(i)No Controlled Subsidiary has nor does it currently maintain for the benefit of its current or former Employees any Employee Benefit Plans, other than (A) group health, hospitalization and similar insurance plans, (B) a custom or practice of paying annual bonuses in December of each year, (C) the sick leave, holiday and vacation policies described in the employee handbook referred to in Section 2.12(d), all as described on Schedule 2.12(e) , (D) the non-qualified deferred compensation plans described on Schedule 2.12(e), and (E) the right of Employees to participate in the 401(k) plan described on Schedule 2.12(e) (collectively, “Company Plans”). Complete and correct copies of all Company Plans have been made available to the Purchaser for review.

(ii)Each Company Plan has been operated in material compliance with its terms and the requirements of all applicable Laws. The Controlled Subsidiaries have performed all obligations required to be performed by them under, is not in any respect in default under or in violation of, and Seller has no Knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of Seller, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could give rise to any such Action.

(iii)There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or any breach of any duty under ERISA, any other applicable Law or any agreement, with respect to any Company Plan which could subject the Controlled Subsidiaries to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, taxes or any other loss or expense.

(iv)The Controlled Subsidiaries have no liability or contingent liability for providing, under any Plan or otherwise, any post-retirement medical, dental, death or other welfare or fringe benefits, other than group health plan continuation coverage under Sections 601-608 of ERISA and Section 4980B of the Code. Except with respect to any Company Plan that provides flexible spending account benefits, all medical, vision and other welfare benefit coverage and all death benefit coverage under each Plan is provided solely through insurance.

(v)The Controlled Subsidiaries have at all times materially complied with the Patient Protection and Affordable Care Act, as amended, the Public Health Service Act, as amended, Section 105(h) of the Code, and Section 4980B of the Code. The Controlled Subsidiaries will not be subject to excise taxes under the provisions of Section 4980H of the Code.

2.13Insurance. Schedule 2.13(a) sets forth all policies of insurance covering the Controlled Subsidiaries and the Assets. Seller has provided the Purchaser with complete and accurate copies of all policies or binders of fire, liability, employment practices, workers’ compensation, vehicular or other insurance held by or on behalf of the Controlled Subsidiaries, specifying the insurer, the policy term, and the deductible. The policies and binders are in full force and effect.

Except as set forth on Schedule 2.13(b), there are no outstanding unpaid claims by the Controlled Subsidiaries under any of the policies or binders and there have been no material claims by a Controlled Subsidiary within the past 24 months under any such policies as to which coverage have been denied by the underwriter of such policies. The Controlled Subsidiaries have not received a notice of cancellation or non-renewal of any of the policies or binders. Since January 1, 2014 no Controlled Subsidiary has suffered any involuntary cancellation of any insurance policy relating to the Business.

2.14Intellectual Property. Schedule 2.14 contains a list of all material Intellectual Property that is currently owned by the Controlled Subsidiaries that has been issued or registered or is the subject of a pending application for issuance or registration. To the Knowledge of Seller, all such Intellectual Property is subsisting, is not expired or abandoned, and is valid and enforceable. To the Knowledge of Seller, no Controlled Subsidiary has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person.

2.15Compliance with Laws. Since January 1, 2015, the Controlled Subsidiaries have complied in all material respects with all Laws, Permits and Orders applicable to it, and the Controlled Subsidiaries have not received any written claim or notice that any Controlled Subsidiary is not in compliance, in all material respects, with any such Law, Permit or Order. Neither the Controlled Subsidiaries nor, to the Knowledge of Seller, any agent or other Person acting on behalf of the Controlled Subsidiaries, has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or to any officers or employees of any state-owned enterprises from corporate funds, (c) failed to disclose fully any contribution made by the Controlled Subsidiaries thereof (or made by any Person acting on the behalf of the Controlled Subsidiaries of which any Controlled Subsidiary is aware) which is in violation of Law, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Federal Procurement Integrity Act, 41 U.S.C. Section 423 or of any applicable anti-corruption, anti-bribery, anti-graft or similar such Laws.

2.16Absence of Litigation. Except as set forth on Schedule 2.16 , (a) there is no Action or Proceeding pending or, to the Knowledge of Seller, threatened against any Controlled Subsidiary, and (b) no Controlled Subsidiary is subject to any outstanding Order. There are no Actions or Proceedings or investigations pending or, to the Knowledge of Seller, threatened, which question the validity of this Agreement or any Action taken or to be taken by Seller or the Controlled Subsidiaries in connection with this Agreement.

2.17Tax Returns and Payments.

(a)Tax Classification. For federal income tax purposes, each Controlled Subsidiary is disregarded as an entity separate from its owner pursuant to Section 301.7701-3(b)(1)(ii) of the Treasury Regulations.

(b)Filings and Payment. (i) All federal, state, municipal, local, foreign, and other Tax Returns, estimates and reports previously required to have been filed by or with respect to each Controlled Subsidiary have been duly and timely filed or caused to be duly and timely filed; (ii) all Taxes due and payable for the periods covered by such Tax Returns have been paid when due and payable; (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity against any Controlled Subsidiary that has not been satisfied by payment, settled or withdrawn; (iv) any Tax Returns of the Controlled Subsidiaries that have been filed are correct and complete in all material respects; and (v) the only jurisdictions in which any such Tax Return has been filed, or required to be filed, within the last 7 years are listed on Schedule 2.17.

(c)Accruals, Withholding, Reserves and Deposits. Seller and the Controlled have complied with all Laws regarding the withholding of Taxes including without limitation the timely collection and timely remittance of withholdings, and the withholdings have either been paid to the proper Governmental Entities, or set aside in accounts for that purpose or accrued, reserved against and entered upon the books of the Controlled Subsidiaries, in accordance with applicable Laws. Seller and the Controlled Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto. Seller and the Controlled Subsidiaries have made all deposits required with respect to Taxes.

(d)Absence of Extensions and Powers of Attorney. Neither Seller nor any Controlled Subsidiary has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes that is still in effect. No power of attorney relating to Taxes of any Controlled Subsidiary will be in effect after the Closing Date.

(e)Tax Rulings. Except as set forth on Schedule 2.17, there are no Tax rulings, requests for rulings or closing agreements with any Taxing authority with respect to any Controlled Subsidiary.

(f)Tax Indemnities. The Controlled Subsidiaries have no current or potential contractual obligation, through Tax sharing agreement or otherwise, to indemnify any other person with respect to Taxes.

(g)Tax Liens. There are no Liens on any Assets that arose in connection with any failure to pay any Tax required to have been paid, other than Liens for Taxes not yet due or payable.

(h)Audits. There has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing or Governmental Entity in connection with any of Tax Returns of Seller or any Controlled Subsidiary. Neither Seller nor any Controlled Subsidiary has received notice of any deficiencies for any Taxes asserted or assessed that remain unpaid. Neither Seller nor any Controlled Subsidiary has received any notice that Tax Returns are currently being or may be audited or examined by the IRS or any other Taxing authority. No Actions or Proceedings with respect to Taxes are pending or, to the Knowledge of Seller, threatened against Seller or any Controlled Subsidiary.

(i)Affiliated Group. No Controlled Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return and is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise

(j)Partnerships. No Controlled Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

2.18Permits. The Controlled Subsidiaries possess all material permits (collectively, “Permits”) issued by the appropriate Governmental Entity (including without limitation Environmental Permits) necessary to conduct the Business as currently conducted, and neither Seller nor any Controlled Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such Permit. All of such Permits are listed on Schedule 2.18.

2.19Books and Records. The books of account, minute books, and other records, as applicable, of the Controlled Subsidiaries have been maintained in accordance with sound business practices consistent with the standards of the industry in which they operate and as of Closing, all of those books and records are in the possession of the respective company.

2.20Bank Accounts. Schedule 2.20 lists all banks or other financial institutions with which a Controlled Subsidiary has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

2.21Guaranties. Schedule 2.21 sets forth a complete and accurate list of all guarantees, bid bonds, performance bonds, payment bonds, cash deposits, letters of credit, and other similar agreements or commitments to which the Controlled Subsidiaries have any liability related to their (a) ongoing projects, (b) suppliers and other trade payables, (c) rental arrangements or (d)

services providers and subcontractors (collectively “Guaranties”). Schedule 2.21 sets forth with respect to each such Guaranty either (i) the amount thereof, a brief description of the obligation or performance that is the subject of such Guaranty and the beneficiary thereof or (ii) a description of the instrument, agreement or other document evidencing each such Guaranty and all modifications and amendments thereto. Seller has no liability with respect to any Guaranty.

2.22Equipment and Machinery. Schedule 2.22 sets forth a list of all Equipment and Machinery (whether owned or leased by the Controlled Subsidiaries) included in the Assets and a designation as to whether such Equipment and Machinery is owned or leased by the Controlled Subsidiaries. Taken as a whole, the Equipment and Machinery are in good operating condition and repair (except for ordinary wear and tear).

2.23Customers and Suppliers. Schedule 2.23 sets forth a list of the names and addresses of the Controlled Subsidiaries’ 10 largest customers by dollar volume (with specification of the dollar volume) in the calendar years ended December 31, 2013 and 2014 and the period from January 1, 2015 through June 30, 2015 and any suppliers of the Controlled Subsidiaries whose dollar volume (with specification of the dollar volume) exceeded $ 10,000 in the calendar years ended December 31, 2013 and 2014 and the period from January 1, 2015 through June 30, 2015.

2.24Undisclosed Liabilities. The Controlled Subsidiaries have no Liabilities (of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP) other than (i) the Liabilities disclosed on the face of the Latest Balance Sheets (rather than in any notes thereto), (ii) Liabilities arising after June 30, 2015 in the ordinary course of business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities disclosed on the face of the Latest Balance Sheets (rather than any notes thereto), none of which relates to any claim for breach of contract, warranty, tort, fraud, criminal conduct or infringement, (iii) payment and performance obligations reflected in the terms of Material Contracts disclosed to Purchaser prior to the date hereof and not resulting from any breach by any Controlled Subsidiary of any such Contract or (iv) Liabilities disclosed on Schedule 2.24.

2.25Affiliate Transactions. Except as set forth on Schedule 2.25 (such matters being the “Related Party Relationships”), neither Seller nor any Affiliate of Seller currently provides or causes to be provided any products or services used in the Business or is a party to any arrangement or contract with the TAS Subsidiaries.

2.26Warranty Obligations. As of the Closing Date, except as set forth in Schedule 2.26 or reserved for in the Latest Balance Sheet, to the Knowledge of Seller, the Controlled Subsidiaries are not subject to any warranty claims to any Person for work or services on projects which have been completed by the Controlled Subsidiaries prior to the Closing Date.

2.27Working Capital. Exhibit “E” is a correct and complete calculation of the working capital of the Controlled Subsidiaries (excluding by agreement of the Parties certain categories of items that may otherwise be categorized as current assets or current liabilities) as of the dates indicated, such calculations are consistent with the historic practices and books and records of the Controlled Subsidiaries, including the Latest Balance Sheet.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Seller as follows:

3.1Organization, Qualification and Authorization.

(a)The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all necessary limited liability company power and authority (i) to own, lease and operate its properties and to carry on its business as now being conducted; (ii) to enter into this Agreement, (iii) to carry out its obligations hereunder, and (iv) to consummate the Transactions.

(b)The Purchaser is duly qualified and licensed to do business and is in good standing in the State of Texas.

(c)The execution and delivery of this Agreement by the Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite limited liability company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and each other Transaction Document executed or to be executed by the Purchaser in connection with the Transactions, has been, or when executed and delivered will constitute, a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to equitable remedies and bankruptcy exceptions.

3.2No Conflicts.

(a)Documents, Financing Arrangements, and Laws. Except as otherwise set forth in this Agreement, neither the execution nor delivery by the Purchaser of this Agreement or any of the other Transaction Documents, nor the completion of the Transactions will:

(i)violate any provision of the certificate of incorporation, by-laws or other charter documents of the Purchaser;

(ii)violate any material agreement to which the Purchaser is a party or by which it is bound; or

(iii)violate any statute or Law or any Order of any court or Governmental Entity to which the Purchaser, or any of its properties is subject.

(b)Consents, Approvals or Authorizations. No consent, approval or authorization of, or filing with, any Governmental Entity is required on the part of the Purchaser for the execution and delivery of this Agreement or any of the other Transaction Documents, or the completion of the Transactions.

3.3Litigation. There are no Actions or Proceedings or investigations pending or, to the Knowledge of Purchaser, threatened, which question the validity of this Agreement or any Action taken or to be taken by the Purchaser in connection with this Agreement.

3.4Brokers. All negotiations relating to this Agreement, and the Transactions, have been carried on without the intervention of any person acting on behalf of the Purchaser in a manner that would give use to any valid claim against the Seller for any brokerage or finder’s commission, fee or similar compensation.

3.5Investment Intent. The Purchaser will be acquiring the Interests for the Purchaser’s own account with the present intention of owning the Interests after the Closing for investment purposes and not with a view to or for sale in connection with any public distribution in violation of any federal or state securities Laws.

ARTICLE IV.
ADDITIONAL COVENANTS

4.1Further Assurances. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions. Following the Closing, subject to the terms and conditions of this Agreement, each Party shall execute and deliver such further certificates, agreements and other documents, and take other actions reasonably requested by the other Party, in order to complete or implement the Transactions.

4.2Post-Closing Access to Records. The Purchaser shall preserve and keep a copy of all the books and records of the Controlled Subsidiaries in existence as of the Closing Date in the Purchaser’s possession for a period of at least three years after the Closing Date. After such three-year period, the Purchaser shall maintain such books and records in accordance with its document retention policy. Thereafter, prior to the destruction of books and records of the Controlled Subsidiaries, Purchaser shall give Seller of such intended destruction and provide Seller a reasonable opportunity, at Seller’s expense, to take possession of any such books and records. The Purchaser shall provide to Seller, at no cost or expense to the Purchaser, reasonable access during normal business hours upon written request which states an appropriate reason to access such books and records as remain in the Purchaser’s possession in connection with matters relating to the Business or operations of the Controlled Subsidiaries that occurred on or before the Closing Date and any disputes relating to this Agreement.

4.3Insurance. From and after the Closing, the Purchaser shall not, and it shall not cause or permit any Controlled Subsidiary or successor of any such entity to, take any action that would void, terminate or otherwise cancel any insurance policy in effect at the time of the Closing, to the extent that the same would render unavailable to any Person acting as an officer, director or in any similar capacity of a Controlled Subsidiary any insurance coverage that would otherwise be available to such Person.

4.4Employee Benefits. The Purchaser agrees that following Closing it shall or shall cause the Controlled Subsidiaries to provide those Employees employed as of Closing such benefits that are comparable in the aggregate to (or in the aggregate no less favorable than) the benefits provided to such Employees immediately prior to Closing, including but not limited to the payment of bonuses which have been accrued and are included within the Working Capital. The provisions of this Section 4.4 are intended for the sole benefit of the Parties to this Agreement and nothing in this Section 4.4 is intended or shall be construed to require a Controlled Subsidiary or the Purchaser to continue after the Closing the employment of any Employee, or otherwise interfere with any such entity’s right to transfer or terminate the employment of any Employee at will (subject to the express terms of any written employment agreements contemplated hereby) at any time after the Closing, with or without cause, with or without notice, or for any reason or no reason.

4.5Confidential Information. Each Party shall hold, and shall cause its Affiliates to hold, in confidence all information and documents obtained under this Agreement regarding the other Party, in accordance with the Confidentiality Agreement.

4.6T.A.S . Name Rights. Within fifteen (15) Business Days after the Closing Date, the Seller shall deliver to Purchaser evidence that each of the respective offices of the secretary of state or other appropriate state agency of each such state under which each of the following entities is formed and maintained, have on file a proper act of dissolution or an amendment to each such entity’s certificate of organization and/or other appropriate governing documents effecting a change in the name of each such below named respective entity to a name that does not include either the name “TAS” or the name “T.A.S.”:

•	T.A.S. Holdings, LLC;

•	TAS Construction, Inc.;

•	SCP TAS Concrete FO, LLC;

•	Stephens TAS Concrete, LLC; and

•	Any and all other Affiliates of the Seller

ARTICLE V.
TAX MATTERS

5.1Taxes.

(a)Tax Periods Ending On or Before the Closing Date.

(i)Purchaser shall file or cause to be filed any Tax Return of a Controlled Subsidiary for a Tax Period ending on or before the Closing Date (a “Pre-Closing Period”) that is due after the Closing Date. Prior to filing any such Pre- Closing Period Tax Return, the Purchaser shall provide a copy of such Tax Return at least 15 days prior to its due date (taking into account extensions) to the Seller for review. In the case of a sales or use Tax Return or employment Tax Return, the preceding sentence shall not apply and the Purchaser shall provide a copy of such sales or use Tax Return within 15 days after filing such Tax Return.

(ii)Seller shall reimburse the Purchaser for any Taxes of a Controlled Subsidiary with respect to a Pre-Closing Period within 30 days after payment of such Taxes by the Purchaser. Seller shall be obligated to reimburse the Purchaser for Pre-Closing Period Taxes even if no Tax Return is required to be filed with respect to such Taxes. The Purchaser shall pay the Seller the amount of any refund of Taxes with respect to a Pre-Closing Period within 30 days of receipt thereof.

(b)Tax Periods Beginning Before and Ending after the Closing Date.

(i)The Purchaser shall file or cause to be filed any Tax Returns of a Controlled Subsidiary for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”)

(ii)Seller shall reimburse the Purchaser for any Taxes of a Controlled Subsidiary that relate to the portion of the Straddle Period ending on the Closing Date within 30 days after payment of such Taxes by a Controlled Subsidiary or the Purchaser. Seller shall be obligated to reimburse the Purchaser for such Taxes even if no Tax Return is required to be filed with respect to such Taxes. Purchaser shall pay to the Seller the amount of any overpayment of Taxes of a Controlled Subsidiary that relates to the portion of a Straddle Period ending on the Closing Date within 30 days of the later of (A) the date on which the

Tax Return is filed with respect to such Taxes or (B) the end of the Straddle Period (in cases where no Tax Return is required).

5.2Tax Allocation. For purposes of this Agreement, in the case of any Taxes that are payable by Purchaser or a Controlled Subsidiary for any Straddle Period, the portion of such Tax payable by Seller which relates to the portion of the Straddle Period ending on the Closing Date shall:
(a)in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and

(b)in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by Seller or a Controlled Subsidiary if the Straddle Period ended on the Closing Date; provided, however, that any franchise Tax shall be allocated to the taxable period (or portion thereof) during which the income, operations, assets or capital comprising the base on which such Tax is measured, regardless of whether the right to do business for another taxable period (or portion thereof) is obtained by the payment of such franchise Tax.

5.3Transfer Taxes. Seller shall be solely responsible for and shall bear the cost of all sales, use, transfer and similar taxes (if any) arising out of the Transactions.

5.4[Reserved].

5.5Post-Closing Tax Controversies. The Purchaser shall notify the Seller in writing upon receipt by the Purchaser or any Affiliate of Purchaser of any notice of any inquiries, audits, assessments, reassessments, Proceedings or similar events received from any Governmental Entity with respect to Taxes of a Controlled Subsidiary for which Seller would be liable or would be required to reimburse the Purchaser pursuant to this Agreement. With respect to any audit relating to income Taxes for any Tax period ending on or before the Closing Date, Seller will control and bear the cost of all Proceedings and may make all decisions taken in connection with such audit (including selection of counsel) and, without limiting the foregoing, may in its reasonable discretion pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Governmental Entity with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax claim in any permissible manner. The Purchaser shall have the right to participate at its own expense. The Purchaser shall control any other audit or contest; provided that Seller shall be entitled to participate at its own expense in any such audit.

5.6Cooperation. Seller and the Purchaser shall cooperate fully with each other regarding the preparation of Tax Returns, audits, and other matters relating to Taxes. Each Party shall make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

5.7Amendment of Tax Returns. Neither the Purchaser nor any of its Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any Controlled Subsidiary with respect to any Pre-Closing Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI.
INDEMNIFICATION

6.1Indemnification.

(a)Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained in this Agreement shall not terminate as of Closing but instead shall survive the Closing and continue in effect for a period of 15 months after the Closing, except that the representations and warranties in the following Sections of this Agreement shall survive for the applicable statute of limitations: Sections 2.1, 2.2, 2.3, 2.9, 2.12(e), 2.17, 3.1, 3.2 and 3.4. Upon expiration of the applicable survival period, such representations and warranties shall thereupon expire and no claim may thereafter be asserted in respect thereof; provided, that any claim asserted by written notice delivered under Section 8.5 with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 6.1(a) shall survive until such claim is finally and fully resolved.

(b)Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified, defended, released and held harmless by the Seller from and against all losses, liabilities, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by a Purchaser Indemnified Party (hereinafter, a “Loss” or, collectively, “Losses”), arising out of or resulting from:(i) the breach of any representation or warranty made by Seller contained in this Agreement, (ii) the breach of any covenant or agreement by the Seller contained in this Agreement, and (iii) any Debts of a Controlled Subsidiary accruing on or before the Closing that are not set forth on Schedule 1.2(c).

(c)Indemnification by the Purchaser. Seller and its Affiliates, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement, (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement, (iii) and (iv) any Debts of the Controlled Subsidiaries set forth on Schedule 1.2(c).

(d)Limits on Indemnification.

(i)No claim may be asserted nor may any Action be commenced against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.1(a) , irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date. For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of the Seller shall not be deemed qualified by any references to materiality or to Material Adverse Effect.

(ii)Notwithstanding anything to the contrary contained in this Agreement:(A) an Indemnitor shall not be liable for any claim for indemnification pursuant to Sections 6.1(b) or 6.1(c), unless and until the aggregate amount of Losses which may be recovered from the Indemnitor equals or exceeds $575,000 after which an Indemnitor shall be obligated only for Losses in excess of such deductible amount; and (B) the maximum aggregate amount of all Losses which may be recovered from an Indemnitor arising out of or resulting from the causes set forth in Sections 6.1(b) or 6.1(c) shall be an amount equal to Eleven Million, Five Hundred Thousand Dollars ($11,500,000). The foregoing limitations do not apply to indemnities and reimbursements required under Article V.

(iii)Net Insurance Proceeds and Tax Benefits. The amount of any Loss under this Article VI shall be:

(A)reduced by the net amount of any insurance proceeds received by any Seller Indemnified Party or the Purchaser Indemnified Party in connection with such Loss. Each Indemnified Party agrees that it shall pursue in good faith claims under any applicable insurance policies who may be responsible for such Losses; and

(B)reduced by the net amount of any Tax benefits actually realized by an Indemnified Party.

(iv)NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(e)Procedure for Asserted Claims. Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any Action, or upon discovery of any facts which a Indemnified Party believes may give rise to a claim (for avoidance of doubt, a claim shall include any third party claim arising from notice or the commencement of any Action or upon discovery of facts that may give rise to a claim, as determined by a Indemnified Party) for indemnification from Indemnitor, the Indemnified Party shall, if a claim is to be made against Indemnitor under this Article VI, notify Indemnitor in writing of the claim, the commencement of the Action, or the facts discovered. Indemnitor shall, for a period of 10 calendar days after delivery of 26 such notice, be entitled to assume the defense of the claim or Action at its sole cost and expense with counsel reasonably satisfactory to Indemnified Party, and to settle or compromise the claim or Action with the consent of Indemnified Party, which consent shall not be unreasonably withheld (unless settlement involves only the payment of money by Indemnitor, in which case the Indemnified Party’s consent shall not be required). After notice of Indemnitor’s election to assume the defense of the claim or Action, Indemnitor shall not be liable to the Indemnified Parties under this Article VI for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense of the claim or Action. However, the Indemnified Parties shall have the right to participate in (but not control) the defense of the Action with its separate counsel and at their own expense. If Indemnitor does not elect to assume the defense of the claim or Action, Indemnified Party shall act reasonably and in accordance with its good faith business judgment with respect to the claim or Action, and shall not settle or compromise any claim or Action without the consent of Indemnitor, which consent shall not be unreasonably withheld. The Parties agree to render to each other reasonably requested assistance in order to insure the proper and adequate defense of any claim or Proceeding. The failure to give notice under this Article VI shall not relieve the indemnification obligations hereunder unless, and then only to the extent, the failure results in prejudice to the Party entitled to receive such notice.

(f)Mitigation. Each Person entitled to indemnification hereunder will take commercially reasonable steps to mitigate any Loss after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that an indemnifying party makes any payment to any indemnified party for indemnification for which such indemnified party could have collected on a claim against a third party (including under any contract and any insurance claims), such indemnifying party will be entitled to pursue claims and conduct litigation on behalf of such indemnified party and any of its successors, to pursue and collect on any indemnification or other remedy available to such indemnified party thereunder with respect to such claim and generally to be subrogated to the rights of such indemnified party. Except pursuant to a settlement agreed to by the indemnifying party, the indemnified party will not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of such indemnifying party.

(g)No Double Recovery. For avoidance of doubt, no Indemnified Party shall be entitled to assert a claim for indemnification for any Loss for which it has been reimbursed or indemnified pursuant to the terms of this Agreement, including any adjustment in the Base Purchase Price pursuant to Section 1.5.

(h)Exclusive Remedy. The indemnification provisions in this Article VI shall represent the exclusive remedy of the Parties under this Agreement and in connection with the Transactions. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges, represents, warrants, and agrees that other than the representations and warranties expressly set forth in Article II (i) Seller makes no representation or warranty, express or implied, in respect of the transactions 27 contemplated by this Agreement, and (ii) Purchaser has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement, or information of any nature made or provided by any Person on behalf of any Seller or any TAS Subsidiary. Notwithstanding anything to the contrary herein, no Party shall have any liability, and no Party shall make any claim, for any Losses or other matter (and the Parties hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other agreement contemplated herein, whether based on contract, tort, strict liability, other applicable Laws or otherwise. Without limiting the generality of the foregoing, each Party hereby waives any right or remedy of rescission.

(i)Adjustment to Purchase Price. The Parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VII.
DEFINITIONS

7.1Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means all of the accounts and notes receivable of the Controlled Subsidiaries that are included in the Assets.

“Action” means any claim, complaint, action, suit, arbitration, alternative dispute resolution process, inquiry or investigation.

“Affiliate(s)” means with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given that term in the preamble.

“Annual Financial Statements” has the meaning given that term in Section 2.4(a).

“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by the Controlled Subsidiaries other than cash and cash equivalents. The Assets specifically include the Leased Real Property.

“Business” means the ownership and operation of the Assets, and the business, operations and activities of the Controlled Subsidiaries, or of the Assets, as conducted on or prior to the Closing Date.

“Closing” has the meaning given that term in Section 1.3.

“Closing Date” has the meaning given that term in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plans” has the meaning given that term in Section 2.12(e) (i).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 25, 2014 between Seller and Orion Marine Group, Inc., an Affiliate of Purchaser.

“Controlled Subsidiaries” has the meaning given that term in the recitals.

“Debt” means at any point in time, all obligations of the Controlled Subsidiaries for borrowed money, and accrued interest thereon, owed to financial institutions, any former shareholder, bank overdrafts, capital lease debt, and any similar monetary liabilities or obligations owed by the Controlled Subsidiaries to the Seller or any third parties, as determined in accordance with GAAP, including without limitation the liabilities and obligations included on Schedule 1.2(c), but excluding normal trade payables and accrued expenses reflected in the Financial Statements or incurred in good faith in the ordinary course of operation of the Business consistent with past practices and, since the date of the Interim Financial Statements, in accordance with the terms of this Agreement and such other liabilities and obligations that are expressly contemplated in this Agreement or remaining the liabilities and obligations of the Controlled Subsidiaries after the Closing.

“Debt Payoff” has the meaning given that term in Section 1.2(b) (i).

“Disclosure Schedule(s)” means those schedules attached hereto and identified herein for disclosure purposes. Such schedules are incorporated by reference in this Agreement and made a part of this Agreement, and they may be referred to in this Agreement and any other related instrument or document without being attached to such related instrument or document. For purposes of this Agreement, items disclosed on each schedule must specifically reference that section of this Agreement to which such disclosure relates and will not be deemed to apply to any other section.

“Employee ” means each Person employed by a Controlled Subsidiary at common law or who is treated by a Controlled Subsidiary as an employee.

“Employee Benefit Plans” means employee benefit plans (as defined in Section 3(3) of ERISA), as well as any profit sharing, pension, retirement, bonus, incentive compensation, commission, deferred compensation, stock option, stock purchase, restricted stock, deferred compensation, salary continuation, severance, stay-on or retention, change-of-control or similar plans or arrangements; medical, vision, dental or other health plans, life insurance and disability plans; vacation and other paid leave plans or programs; and other plans, agreements, trusts or funds for the benefit of current or former employees, independent contractors, officers or directors.

“Employment Agreements” has the meaning given that term in Section 1.4(a) (v).

“Environmental Law(s)” means any and all existing Laws, statutes, ordinances, regulations, rules, codes, legal requirements, Orders, consent decrees, judgments, settlements, Environmental Permits or programs sponsored by or under the jurisdiction of Governmental Entities relating or pertaining in any way to pollution, contamination, waste, protection of human health, safety or the environment (including, without limitation, air, surface water, groundwater, land, surface and subsurface strata), indoor air quality, the provision of safe and healthful work conditions, or the reduction of occupational safety and health hazards, including, without limitation, any of the foregoing requirements or standards that relate to emissions, discharges, Releases or threatened Releases of any Hazardous Substance into the indoor or outdoor environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Liability” means any claim, demand, Order, Action, Proceeding, responsibility, obligation, legal requirement, liability, Lien, damages (including, without limitation, natural resource damages), injuries, losses, costs and expenses, fines, penalties, settlements, awards or judgments arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter, activity, event, incident, circumstance, condition, contamination or Release, threatened Release or presence of any Hazardous Substance and relating in any way to the Controlled Subsidiaries, the Business, the Assets, the Real Property currently operated or otherwise used by the Controlled Subsidiaries for any purpose (including, without limitation, waste disposal), in each case whether arising or incurred as a result of any Environmental Law, Order, matter, activity, event, incident, circumstance, condition, contamination or Release, threatened Release or presence of any Hazardous Substance occurring or existing from the date of a Controlled Subsidiary’s formation through the Closing.

“Environmental Permits” means any Permit required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Amegy Bank, NA in Houston, Texas.

“Equipment and Machinery” means equipment, machinery, rolling stock and vehicles owned or leased by the Controlled Subsidiaries.

“Financial Statements” has the meaning given that term in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States as in effect at the time the applicable financial statements were prepared.

“Governing Documents” has the meaning given that term in Section 2.1(e).

“Governmental Entity” means Federal, State and local governments and their constituted units with jurisdiction in any case.

“Guaranties” has the meaning given that term in Section 2.21.

“Hazardous Substance(s)” means any chemical, substance, material, pollutant, contaminant or waste, which by its nature or its use is now regulated, or as to which liability might arise, under any existing Environmental Law, including, without limitation, any chemical, substance, material, pollutant, contaminant or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “oil,” “solid waste,” “toxic waste,” or “toxic substance” under any existing Environmental Law, and further including, without limitation, petroleum, petroleum products, asbestos, presumed asbestos-containing material, asbestos-containing material, lead paint, urea formaldehyde, polychlorinated biphenyls (“PCBs”), and biological and microbiological substances, but specifically excluding carbon dioxide.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means the Persons entitled to indemnity in accordance with Article VI hereof and, in particular (i) in the case of indemnity provided by the Seller under Section 6.1(b), the Purchaser Indemnified Parties, and (ii) in the case of Indemnity provided by the Purchaser under Section 6.1(c), the Seller Indemnified Parties.

“Indemnitor” means, whether one or more, the Person or Persons providing indemnity in accordance with Article VI hereof and, in particular (i) the Seller providing indemnity under Section 6.1(b), and (ii) the Purchaser providing indemnity under Section 6.1(c).

“Indemnity Escrow Agreement” means the escrow agreement dated the Closing Date among the Purchaser, the Seller and the Escrow Agent, in the form set forth at Exhibit “F”.

“Indemnity Escrow Amount” has the meaning given that term in Section 1.2(d).

“Indemnity Escrow Funds” has the meaning given that term in Section 1.2(d).

“Intellectual Property” means all U.S. and foreign or multinational intellectual property, including all trademarks, service marks and trade names, mask works, inventions, patents, copyrights and copyrightable works, trade secrets and know-how (including any registrations or applications for registration of any of the foregoing) and all other similar types of proprietary intellectual property rights arising under the Laws of any country or jurisdiction.

“Interests” has the meaning given that term in the recitals.

“Interim Financial Statements” has the meaning given that term in Section 2.4(a).

“IRS” means the Internal Revenue Service.

“Knowledge of Purchaser ” means the actual knowledge of Mark R. Stauffer or Christopher DeAlmeida, after such individuals have conducted a reasonable inquiry of their direct reports with regard to the matter at issue.

“Knowledge of Seller” means the actual knowledge of Mark T. Scully or Robert Bacon after such individuals have conducted a reasonable inquiry of their direct reports with regard to the matter at issue.

“Latest Balance Sheet” has the meaning given that term in Section 2.4(a).

“Laws” means all applicable laws, codes and regulations of a Governmental Entity.

“Leased Real Property” means, collectively, each lease of real property under which a Controlled Subsidiary is a lessee.

“Liabilities” means any debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Lien” means any conditional sale agreement, covenant, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right-of-way, security interest, title retention or other security arrangement, option or any adverse right or interest, charge, claim or encumbrance of any nature whatsoever of on or with respect to any property or property interest.

“Loss or Losses” has the meaning given that term in Section 6.1(b).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on or change in the business, assets, financial condition or results of operations or prospects of the Controlled Subsidiaries (taken as a whole), except for any such change or effect that arises or results from (a) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect the Controlled Subsidiaries in any material respect, (b) changes that affect generally the industry in which the Controlled Subsidiaries are engaged and do not disproportionately affect them in any material respect, (c) acts of war or terrorism that do not disproportionately affect the Controlled Subsidiaries in any material respect, (d) the entry into or announcement of the Transactions, actions contemplated by this Agreement, or the consummation of the Transactions, (e) changes in applicable Laws or changes in GAAP or in interpretations thereof as applied to the Controlled Subsidiaries or (f) any changes in commodity prices, including any commodities relating to the business of the Controlled Subsidiaries.

“Material Contracts” has the meaning given that term in Section 2.11(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Party or Parties” means each of the undersigned parties to this Agreement.

“Payoff Letters” has the meaning given that term in Section 1.2(c).

“Permit” has the meaning given such term in Section 2.18.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty if, to the extent required by GAAP, adequate reserves with respect thereto are maintained on the books of the Companies in accordance with GAAP; (b) statutory Liens of landlords (not including any Affiliates of Seller) and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and on a basis consistent with past practice;

(a)Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material in the aggregate to the Companies; (e) easements, covenants, rights-of-way and other similar conditions and restrictions (i) recorded in the applicable real property records of the county in which the affected property is located, or (ii) set forth in applicable zoning, building and other similar regulations, so long as no such matter identified in clauses (i) – (ii) prevents or materially hinders or interferes with the use of such affected property substantially as currently used for the purposes of the Business or materially detracts from the value of the affected property; and (f) Liens securing Repaid Debt.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associates, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Entities.

“Pre-Closing Period” has the meaning given that term in Section 5.1(a) (i).

“Proceeding” means any Action, audit or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or mediator.

“Purchase Price” has the meaning given that term in Section 1.2(a).

“Purchaser” has the meaning given that term in the preamble.

“Purchaser Indemnified Party” has the meaning given that term in Section 6.1(b).

“Real Property Lease” or “Real Property Leases” has the meaning given that term in Section 2.11(b).

“Related Party Relationships” has the meaning given that term in Section 2.25.

“Release(s)” means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor environment or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any real property, including the presence of Hazardous Substances in or on, or the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or real property, and when used as a verb, the occurrence of any Release.

“Repaid Debt” has the meaning given that term in Section 1.2(c).

“Seller” has the meaning given that term in the preamble.

“Seller Indemnified Party” has the meaning given that term in Section 6.1(c).

“Seller Guaranty” has the meaning given that term in Section 2.21.

“Straddle Period” has the meaning given that term in Section 5.1(b) (i).

“Tangible Personal Property” means all items of furniture, fixtures, leasehold improvements, machinery, equipment, supplies, signs, vehicles, shop and other tools, parts and similar items of tangible property that are included in the Assets.

“TAS Subsidiaries” has the meaning given that term in the recitals.

“Tax or Taxes” means any and all taxes, charges, fees, levies, assessments, duties, or other amounts imposed by any taxing authority or Governmental Entity, including without limitation, (a) income, gains, gross receipts, value-added, goods and services, excise, withholding, personal property, real property, sales, use, ad valorem, license, occupation, lease, service, severance, stamp, windfall profits, transfer, gift, utility, payroll, employment, workers’ compensation, unemployment compensation, disability, customs, duties, imposts, charges, levies, minimum, alternative, alternative minimum, add-on minimum, estimated, profits, capital stock, franchise taxes, liabilities with respect to unclaimed property and social security contributions imposed by any social security administration, including any charges and costs from the payroll agent; (b) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise; and (c) interest, penalties, and additions to Tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, form, election, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreements, the Indemnity Escrow Agreement, and the other agreements, contracts, instruments, certificates and documents contemplated hereby and thereby.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“WARN Act” has the meaning set forth in Section 2.12(a).

“Working Capital” means the amount calculated by subtracting those current liabilities of the Controlled Subsidiaries as reflected in the calculations set forth on Exhibit “E”, in the aggregate, from those current assets of the Controlled Subsidiaries also as reflected in the calculations set forth in Exhibit “E”, in the aggregate, as of the close of business on the Closing Date and in a manner consistent with the historic practices of the Controlled Subsidiaries. Working Capital can either be a positive or negative amount.

ARTICLE VIII.
GENERAL PROVISIONS

8.1Modification; Waiver. This Agreement may be modified only by a written instrument executed by all of the Parties; provided, however, that any modification of this Section 8.1, Section 8.2 and Section 8. 6 shall require the consent of Purchaser’s lenders (or a duly authorized representative thereof) if such amendment adversely alters the rights of such lenders thereunder. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits of the term or condition.

8.2Entire Agreement; Third Party Beneficiaries. This Agreement, together with all other Transaction Documents executed and delivered under this Agreement, supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the Parties for the subject matter of this Agreement (other than the Confidentiality Agreement). This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder except that Section 8.1, this Section 8.2 and Section 8 .6 shall expressly inure to the benefit of Purchaser’s lenders and such lenders shall be entitled to rely on and enforce the provisions of such sections.

8.3Expenses. Each Party shall pay its own expenses incident to the preparation and performance of this Agreement. Each Party has paid one-half of the expense of the HSR Act filing fee.

8.4Public Announcements. Prior to Closing, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

8.5Notices. All notices required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Seller:

T.A.S. Holdings, LLC
19319 Oil Center Blvd.
Houston TX 77073
Attn: Mark Scully
Facsimile: 281-230-7664

A copy (which will not constitute notice for purposes of this Agreement) shall be sent to the following:

Stephens Capital Partners LLC
PO Box 3507
Little Rock, AR 72203
Attn: Jackson Farrow Jr.
Facsimile: 501-210-4615

If to the Purchaser, to the following address:

Orion Concrete Construction, LLC c/o Orion Marine Group, Inc. 12000 Aerospace Blvd., Ste. 300 Houston, Texas 77034

Facsimile: 713-852-6530
Attn: President and Chief Executive Officer

A copy (which will not constitute notice for purposes of this Agreement) shall be sent to the following:

Orion Concrete Construction, LLC
12000 Aerospace Blvd., Ste. 300
Houston, Texas 77034
Facsimile: 713-852-6530
Attn: Executive Vice President & General Counsel

8.6Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, successors and permitted assigns, but obligations hereunder shall not be assignable, by operation of Law or otherwise by a Party without the prior written consent of the other Parties; provided, however, that Purchaser may collaterally assign its rights and remedies under this Agreement and any other agreements entered into in connection with this Agreement to its lenders or their Affiliates without the consent of any other Party.

8.7Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

8.8Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

8.9Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION) OR ANY STATE COURT IN HARRIS COUNTY, TEXAS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.9.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PR13 Final 2015-08 -04
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Exhibit A

SALE OF TAS HOLDINGS LLC
PURCHASE PRICE ALLOCATION

		ALLOCATION OF SALES PRICE
CLASS I	CASH, DEPOSITS	—
CLASS II	ACTIVELY TRADED PERSONAL PROPERPTY	—
CLASS III	A/R (LESS PAYABLES)	55,324,020
CLASS IV	INVENTORY, PROPERTY HELD FOR SALE	—
CLASS V	FIXED ASSETS & ALL OTHER ASSETS NOT IN OTHER CATEGORIES	14,628,116
CLASS VI	197 INTANGIBLES EXCEPT GOODWILL AND GOING CONCERN	69,975
CLASS VII	GOODWILL - EXISTING	14,689,577
CLASS VII	GOODWILL - NEW	55,090,581

TOTAL		139,802,269

Enterprise Value		115,000,000
Working capital adjustment		(3,023,211)
Liabilities asscumed by buyer		27,825,480
TOTAL SALES PRICE		139,802,269

Exhibit E
Estimated Working Capital Calculation

	As of the Month Ended												Trailing 12 Month Average
	7/31/15	8/31/14	9/30/14	10/31/14	11/30/14	12/31/14	1/31/15	2/28/15	3/31/15	4/30/15	5/31/15	6/30/15	6/30/2015
Accounts Receivable Trade	$37,053,385	$42,172,509	$43,179,395	$40,977,801	$48,383,895	$47,415,825	$43,187,465	$41,761,439	$37,644,757	$40,394,629	$34,659,615	$36,015,709	$41,070,535
A/R Allowance for Bad Debts	(1,251,692)	(1,276,692)	(1,290,593)	(1,320,593)	(1,370,593)	(1,470,593)	(1,500,593)	(1,313,648)	(638,047)	(649,546)	(679,546)	(707,224)	(1,122,447)
A/R Retention	17,168,035	17,791,230	17,942,180	18,107,092	19,117,309	19,143,982	19,893,449	19,590,279	17,698,281	18,149,963	17,048,013	17,155,699	18,233,793
A/R Employees	99,908	105,550	106,887	110,095	110,959	68,353	122,730	119,195	116,109	61,973	55,561	46,915	93,686
A/R Other	1,350,535	1,399,956	1,538,403	800,149	900,251	1,319,157	1,424,245	1,540,406	1,282,940	906,449	956,079	1,036,429	1,204,583
Notes Receivable	216,944	216,944	216,944	216,944	216,944	216,944	216,944	-	-	-	-	-	126,551
Parts Inventory	72,137	72,137	69,957	71,406	71,406	55,378	65,839	65,111	65,576	63,600	72,613	71,275	68,036
Cost in Excess of Billing	2,310,153	1,501,739	1,744,513	3,638,994	1,277,000	2,316,188	1,360,710	1,287,874	2,216,761	2,103,721	1,603,683	1,769,168	1,927,542
Prepaid	399,180	321,935	366,450	337,720	359,832	321,829	292,336	305,045	275,195	306,109	269,751	253,955	317,445
Current Assets	$57,418,585	$62,305,308	$63,874,136	$62,939,608	$69,067,003	$69,387,063	$65,063,125	$63,355,701	$58,661,572	$61,336,898	$53,985,769	$55,641,926	$61,919,724
A/P Trade	$12,794,825	$15,040,616	$14,128,703	$16,277,270	$17,625,818	$16,554,419	$12,217,526	$15,718,667	$14,302,874	$13,679,439	$10,594,382	$12,539,509	$14,289,504
A/P Retainage	256,202	182,602	182,602	192,306	192,306	192,306	199,987	225,764	235,942	170,183	188,144	205,544	201,991
Taxes Payable	1,672,832	1,121,879	1,316,797	1,146,657	944,007	1,375,310	1,126,901	1,212,295	1,482,799	1,402,642	699,244	1,218,454	1,226,651
Accrued Salaries & Benefits	3,237,742	1,806,473	2,826,662	2,711,888	3,036,707	3,578,919	2,984,677	3,361,209	1,760,640	1,854,458	1,540,240	2,603,186	2,608,567
Billings in Excess	7,596,162	9,574,025	8,221,417	7,845,384	10,849,398	10,971,137	10,894,062	10,193,041	9,383,954	12,147,187	10,777,982	9,643,283	9,841,419
Other Current Liabilities	1,004,590	562,538	446,257	396,642	287,739	442,842	572,721	783,199	1,097,673	743,342	793,386	919,891	670,902
Current Liabilities	$26,562,353	$28,288,133	$27,122,438	$28,570,147	$32,935,975	$33,114,933	$27,995,874	$31,494,175	$28,263,882	$29,997,251	$24,593,378	$27,129,867	$28,839,034

Working Capital	$30,856,232	$34,017,175	$36,751,698	$34,369,461	$36,131,028	$36,272,130	$37,067,251	$31,861,526	$30,397,690	$31,339,647	$29,392,391	$28,512,059	$33,080,691

Exhibit F

ESCROW INDEMNITY CLAIMS AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) dated effective as of August 5, 2015, by and among Orion Concrete Construction, LLC, a Delaware limited liability company (“Purchaser”), T.A.S. Holdings, LLC, a Delaware limited liability company (“ Seller”) and IBEIRABANK Corporation, a Louisiana corporation, as escrow agent (the “Escrow Agent”).

BACKGROUND

A.Purchaser and Seller have entered into that certain Purchase Agreement, dated as of August [5], 2015 pursuant to which Seller is selling its entire equity and membership interests of its operating subsidiaries to Purchaser.

B.The Purchase Agreement provides that Seller shall deposit the Escrow Fund (as defined herein) in an escrow account to be held by the Escrow Agent in order to provide security for the payment to Purchaser of certain post closing claims made by the Purchaser Indemnified Persons pursuant to the Purchase Agreement. Accordingly, the parties desire to establish an escrow account on the terms and conditions set forth herein.

C.The parties hereto desire to appoint the Escrow Agent to receive, hold and invest the Escrow Fund, and any interest or other income earned thereon (all of which is referred to herein as the “Escrow Fund”), and the Escrow Agent has agreed to act as such upon the terms, covenants and conditions hereinafter set forth.

D.A material condition to the consummation of the transactions contemplated by the Purchase Agreement is that the parties hereto enter into this Agreement.

AGREEMENT

In consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

1.Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. As among Purchaser and Seller, the provisions of the Purchase Agreement are hereby incorporated herein by reference, but only as the context of this Agreement may require. The Escrow Agent is not a party to the Purchase Agreement and shall, therefore, act only in accordance with the terms and conditions contained in this Agreement, and it shall not have any liability under, nor duty or responsibility to inquire into, the terms and provisions of the Purchase Agreement.

2.Escrow Fund. At the Closing, Seller shall deposit with the Escrow Agent an amount in cash equal to Eleven Million Five Hundred Thousand Dollars ($11,500,000) (“Escrow Fund”). The Escrow Agent shall hold, administer and dispose of the Escrow Fund pursuant to the terms of

C:\Users/againes/Desktop/Project Tango Escrow Agreement -Generic- 2015-08-04 - Iberia Final Draft.docx this Agreement. Until such time as the Escrow Fund shall be distributed by the Escrow Agent as provided herein, the Escrow Fund shall be invested and reinvested by the Escrow Agent at the joint written direction of Purchaser and the Seller, in the name of the Escrow Agent or its nominee, in Fidelity Institutional Money Market Government Fund (FIGXX). The interest income for this escrow shall be reported on Form 1099 as required by the Internal Revenue Service to the Seller under tax identification number 26-2667357 and the Seller shall provide a W-9 tax form to the Escrow Agent. The parties acknowledge that the Escrow Agent may render administrative services and receive additional fees from the administrator or distributor of said account. The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

The Escrow Agent shall send monthly reports to each of Purchaser and Seller providing details of activity for the account and the Purchaser and Seller hereby waive their right to receive trade confirmations as they occur.

3.Distributions of the Escrow Fund. The Escrow Fund shall be distributed by the Escrow Agent as follows:

(a)Working Capital Adjustment . Upon the Escrow Agent's receipt of a joint written instruction signed by Purchaser and Seller stating that there has been a final determination of the Closing Date Working Capital pursuant to Section 1.5 of the Purchase Agreement and specifying the amount, if any, to be paid by Seller to Purchaser pursuant to Section 1.5(f) of the Purchase Agreement, the Escrow Agent shall within five days of its receipt of that instruction, release, by wire transfer to an account or accounts designated by Purchaser, an amount of Escrow Funds equal to the amount specified in such instruction.

(b)Indemnification Claim.

(i)If any Purchaser Indemnified Party makes a claim for indemnity pursuant to Section 6.1(b) of the Purchase Agreement (“Indemnification Claim”) prior to November 5, 2016 (“Escrow Release Date”), Purchaser shall deliver to the Escrow Agent and Seller a written notice (an “Indemnification Notice”) setting forth in reasonable detail the amount (“Indemnification Amount”), nature, and basis of the claim. If the Seller does not deliver notice to Purchaser and the Escrow Agent disputing such Indemnification Claim (a “Counter Indemnification Notice”) within thirty (30) days after Seller’s receipt of the Indemnification Notice, evidence of such receipt to be provided to Escrow Agent by Purchaser, then the dollar amount of the Indemnification Claim set forth in the Indemnification Notice shall be deemed conclusive for purposes of this Agreement, and, at the end of such thirty (30)-day period, the Escrow Agent shall pay to Purchaser the Indemnification Amount. The Escrow Agent shall not be required to inquire into or consider whether an Indemnification Claim complies with the requirements of the Purchase Agreement.

(ii)If a Counter Indemnification Notice is given with respect to a Indemnification Claim, the Escrow Agent shall make payment with respect to an Indemnification

2

Notice only (1) in accordance with joint written instructions of Purchaser and Seller or (2) after a decision has been rendered by a court or binding arbitrator to enforce an award with respect to the amount of such Indemnification Claim (resolved as between Purchaser and Seller in accordance with the terms of the Purchase Agreement), and then in accordance with such decision. Upon receipt of the joint written instructions or court order as specified in the preceding sentence, the Escrow Agent shall pay Purchaser the dollar amount specified in the joint written instruction or decision, as applicable, from the Escrow Fund. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)    Release of Remaining Escrow Funds.

(i)Within five days of the Escrow Release Date (the "Distribution Date"), the Escrow Agent shall release to Seller, by wire transfer to an account or accounts designated by Seller, the remaining balance of the Escrow Funds in the Escrow Account, less the amount of all Unresolved Claims. "Unresolved Claims" means the aggregate amount of all Claims that are the subject of a Counter Indemnification Notice that have not previously been resolved or satisfied in accordance herewith, including any claims for which an Indemnification Notice has been delivered but for which the period in which Seller is entitled to give a Counter Indemnification Notice has not expired as of the Escrow Release Date.

(ii)Unresolved Claims for which Seller has delivered a Counter Indemnification Notice shall be administered in accordance with subclause (ii) of Section 3(b). Upon the expiration of the 30 day period in which Seller is entitled to deliver a Counter Indemnification Notice for any Unresolved Claims, the Escrow Agent shall release by wire transfer to an account or accounts designated by Buyer an amount of funds in the Escrow Account equal to the amount of such Unresolved Claim. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Funds in the Escrow Account not distributed to Buyer pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released by wire transfer promptly thereafter by the Escrow Agent to an account or accounts designated by Seller.

4.Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as set forth in this Agreement, the Escrow Agent shall not have any duties or responsibilities under any provision of any other agreement, including without limitation, the Purchase Agreement.

3

5.Liability of the Escrow Agent; Withdrawal. This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Agent's rights and responsibilities shall be governed solely by this Escrow Agreement.

Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction or request furnished to it hereunder believed by it to be genuine and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be its duty to notify, any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith. The parties(except Escrow Agent) acknowledge that the Escrow Agent shall be entitled to distribution plan payments, shareholder service fees, administrative service fees or similar fees paid by such money market mutual companies, distributors or agents. The parties hereby consent to the Escrow Agent’s receipt of such fees and that the interest paid on the funds in the escrow shall be net of such fees.

Purchaser and the Seller, jointly and severally, agree to indemnify the Escrow Agent for, and to hold it harmless from and against, any losses, liabilities, claims, actions, damages or expenses (including reasonable expenses and disbursements of its counsel) incurred without gross negligence, bad faith or intentional misconduct on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and attempting to carry out its duties hereunder, including the reasonable costs and expenses of defending itself against any such claim or liability. As between Purchaser and the Seller, any such indemnification of the Escrow Agent shall be payable one- half by Purchaser and one -half by the Seller. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving thirty (30) days’ prior written notice to Purchaser and the Seller and delivering the Escrow Fund to any successor Escrow Agent jointly designated by Purchaser and the Seller in writing, or by any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. Prior to the effectiveness of such resignation, Purchaser and the Seller shall appoint a new Escrow Agent, which shall be a bank or national banking association. The resignation of the Escrow Agent will take effect

4

on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) and (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring the Escrow Fund to a successor Escrow Agent.

6.Escrow Agent’s Authority to Act. Escrow Agent is hereby authorized and directed by the undersigned to deliver the subject matter of this Escrow Agreement only in accordance with the provisions of this Escrow Agreement.

Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

Escrow Agent may consult with legal counsel at the joint and several cost and expense of the undersigned (other than Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act (baring its fraud, gross negligence or willful misconduct), and Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in writing duly executed by all such persons. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrow Fund, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

In the event that any controversy should arise among the parties with respect to the Escrow Agreement, or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

5

7.The Escrow Agent’s Fees & Expenses. The Escrow Agent’s fees shall be as set forth on Exhibit A attached hereto and shall be payable equally by Purchaser and Seller upon the execution of this agreement. The Escrow Agent is entitled to its fees as well as reimbursement for its reasonable costs and expenses incurred in connection with the performance by it of service under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent's counsel). The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its gross negligence or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent and shall be subject to the provisions of Section 5. To the extent any amount due to the Escrow Agent pursuant to this Section 7 is not paid, the Escrow Agent shall notify all parties and may debit such funds from the Escrow Fund if payment is not received within 30 days of the due date.

8.Inspection. All funds or other property held as part of the Escrow shall at all times be clearly identified as being held by the Escrow Agent hereunder. Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable notice) inspect any records or reports relating to the Escrow Fund.

9.Accounting by Escrow Agent. The Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made. Escrow Agent will send monthly statements to the Purchaser and the Seller and Purchaser and Seller agree to waive their right to receive trade confirmations as they occur. Within fifteen (15) days following the close of each month and within five (5) days after the removal or resignation of the Escrow Agent, the Escrow Agent shall deliver to Purchaser and the Sellers’ Representative a written account of its administration of the Escrow during such month or during the period from the close of the last preceding month to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Escrow with the terms hereof at the end of such month or as of the date of such removal or resignation, as the case may be.

10.Tax Reporting of Interest or Other Income Accrued or Received with respect to the Escrow Fund. The Escrow Agent shall, for each calendar year (or portion thereof) that the Escrow is in existence, report the income of the Escrow on IRS Forms 1099. Pursuant to Proposed Treasury Regulations 1.468B-8, the Forms 1099 shall show as payor the Escrow Agent and as payee, the Seller. Further, neither Purchaser, nor Seller shall take any position in connection with the preparation, filing or audit of any Tax Return that is in any way inconsistent with the foregoing determination or the Forms 1099 provided by the Escrow Agent. Subject to there being Escrow Funds available therefor, the Escrow Agent shall, pursuant to written instructions from Seller, make a distribution to Seller on or prior to January 31, 2016 (and on or prior to January 31 of any subsequent year that precedes the Distribution Date) in an amount equal to 40% of the aggregate income earned on the Escrow Funds during the preceding calendar year. Such distribution shall be funded from

6

the Escrow Funds. Concurrently with such distribution, the Escrow Agent shall provide Buyer with notice of the amount disbursed to Seller.

11.Notices. All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the day of receipt , if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon written confirmation of receipt of transmission, if sent by email or electronic or facsimile transmission, in each case to the parties at the following addresses:

If to the Seller:

T.A.S. Holdings, LLC
Attn: Jackson Farrow Jr.
Address: 111 Center Street, Suite 2500
Little Rock, Arkansas 72201
Telephone #501-377-2261
Fax #501-210-4615
Email: jfarrow@stephens.com

If to the Purchaser:

Orion Concrete Construction, LLC
Attn: Christopher J. DeAlmeida, Chief Financial Officer
Address: 12000 Aerospace Avenue, Suite 300
Houston, Texas 77034
Telephone #713-852-6500
Fax #713-852-6530
Email: CDeAlmeida@orionmarinegroup.com

If to Escrow Agent:

IBERIABANK
Attn: Melissa Schutz Lilly
Address: 601 Poydras Street, Suite 2075
New Orleans, Louisiana 70130

Telephone #504-310-2925
Fax #504-310-7307
Email: melissa.schutz@iberiabank.com

7

12.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

13.Binding Effect; Benefit; No Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Except as expressly provided herein, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser from time to time may assign and grant a security interest in its rights, title and interest under this Agreement for collateral security purposes to any (i) lender(s) providing financing to Purchaser, (ii) any of Purchaser’s Subsidiaries or (iii) other Affiliates of Purchaser without any additional notice or consent of the other parties hereto, and any such lender(s) may exercise from time to time all of the rights and remedies of Purchaser hereunder; provided, however that in such case Purchaser shall remain primarily liable under this Agreement.

14. Modification. This Agreement may be amended or modified at any time by a writing executed by Seller, Purchaser, and Escrow Agent.

15. Counterparts. This Agreement may be executed in one or more counterparts (including facsimile versions), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

17. Entire Agreement; Severability and Further Assurances. This Agreement and all exhibits and schedules attached hereto constitute the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

8

Exhibit F

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Purchaser

By:
Name:
Title:

Seller

By:
Name:
Title:

IBERIABANK
solely as Escrow Agent herunder and not in its
individual capacity

By:
Vice President & Trust Officer

[Signature Page to Escrow Agreement]

EXHIBIT A

ESCROW AGENT
SCHEDULE OF FEES

$10,000 annual fee